                                   EXHIBIT 11



Alydaar Software Corporation
Computation of Earnings Per Share
(Unaudited)



------------------------------------------------------------------------------------------------------------------------
                                               Three Months Ended                      Nine Months Ended
------------------------------------------------------------------------------------------------------------------------
                                             9-30-98           9-30-97            9-30-98              9-30-97
------------------------------------------------------------------------------------------------------------------------
Net Income (loss)                         $  1,731,615      $ (2,171,043)      $  6,277,315      $   (7,639,034)
------------------------------------------------------------------------------------------------------------------------
Average # shares outstanding                17,449,668        16,756,291         17,409,707          15,056,501
------------------------------------------------------------------------------------------------------------------------
Diluted Average # shares outstanding        17,647,756        16,756,291         17,607,295          15,056,501
------------------------------------------------------------------------------------------------------------------------
Basic Earnings
(loss) per share                          $       0.10      $      (0.13)      $       0.36      $        (0.51)
------------------------------------------------------------------------------------------------------------------------
Diluted Earnings
per share                                 $       0.10      $      (0.13)      $       0.36      $        (0.51)
------------------------------------------------------------------------------------------------------------------------



                                                                              10